Exhibit 99.3

Unaudited Financial Statements for Miltec Corporation as of December 31, 2005 and for the Three Month Periods Ended December 31, 2005.

Miltec Corporation

Condensed Balance Sheet

(In thousands, except share data)

(Unaudited)

	December 31, 2005	September 30, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$386	$307
Contracts receivable, net	4,367	7,426
Unbilled receivables	2,559	924
Other assets	457	75

Total current assets	$7,769	$8,732
Property, Plant and Equipment, Net	585	593
Other Assets	14	448

Total	$8,368	$9,773

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$2,189	$2,299
Accounts payable	844	2,535
Accrued liabilities	4,108	2,907
Contingent liability - DCAA	934	934

Total current liabilities	$8,075	$8,675
Long-Term Debt	—	89

Total liabilities	8,075	8,764

Stockholders’ Equity
Common stock - $0.01 par, 500,000 authorized, 449,500 shares issued, and 446,000 and 328,900 outstanding, respectively	5	5
Additional paid in capital	60	60
Retained earnings	319	1,035
Treasury stock, at cost	(91)	(91)

Total stockholders’ equity	293	1,009

Total	$8,368	$9,773

See the accompanying notes to unaudited condensed financial statements.

Miltec Corporation

Condensed Statement of Operations

(In thousands)

(Unaudited)

	For Three Months Ended
	December 31, 2005	December 31, 2004
Net Sales	$9,310	$7,922
Cost of Sales	7,384	5,954

Gross Profit	1,926	1,968
Selling, General and Administrative Expenses	2,642	1,520

Operating Income	(716)	448
Interest Expense, Net	—	(18)

Net (Loss) Income	$(716)	$430

See the accompanying notes to unaudited condensed financial statements.

Miltec Corporation

Condensed Statement of Cash Flows

(In thousands)

(Unaudited)

	For Three Months Ended
	December 31, 2005	December 31, 2004
Cash Flows from Operating Activities:
Net (Loss) Income	$(716)	$430
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	99	108
Changes in operating assets and liabilities, net
Contracts receivable, net	3,059	—
Unbilled receivables	(1,635)	(2,602)
Other assets	52	223
Accounts payable	(1,691)	23
Accrued liabilities	1,201	771

Net cash provided by (used in) operating activities	369	(1,047)

Cash Flows from Investing Activities:
Purchase of property, plant and equipment	(91)	(29)

Net cash used in investing activites	(91)	(29)

Cash Flows from Net cash used in investing activities
Net (repayment) borrowings from revolving credit facility	(199)	572

Net cash (used in) provided by financing activities	(199)	572

Net decrease in cash and cash equivalents	79	(504)
Cash and cash equivalents, beginnning of period	307	2

Cash and cash equivalents, end of period	$386	$(502)

See accompanying notes to unaudited condensed financial statements.

Miltec Corporation

Notes to Financial Statements (Unaudited)

1.	Organization and Basis of Presentation

On January 6, 2006, Ducommun Incorporated (“Ducommun”) acquired Miltec Corporation (“Miltec”), a privately-owned company based in Huntsville, Alabama for $50,000,000 (including assumed indebtedness) plus contingent payments not to exceed $3,000,000. The purchase price is subject to adjustment based on a closing balance sheet and certain tax refunds. Miltec is a leading provided of missile and aerospace systems design, development integration and test.

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In the opinion of Miltec management, the unaudited financial statements contained herein include all adjustments (of a normal recurring nature) necessary to present fairly the financial position of Miltec as of December 31, 2005, and the results of its operations and cash flows for the three months ended December 31, 2005 and 2004. The interim results of operations are not necessarily indicative of results for future periods.

2.	Income Taxes

Miltec, with consent of its stockholders, has elected under the Internal Revenue Code to be an S Corporation. In lieu of corporate income taxes, the stockholders of an S Corporation are taxed on their proportionate share of Miltec’s taxable income. Therefore, no provision or liability for income taxes has been included in Miltec’s financial statements.

In order to retain a fiscal year ending September 30, Miltec made an election under the provision of Section 444 of the Internal Revenue Code. Section 444 requires Miltec to make a deposit of taxes with the Internal Revenue Service if the fiscal year election would have resulted in a tax deferral for the stockholders. The amount on deposit at December 31, 2005 and 2004, with the Internal Revenue Service was $295,284 and $301,830, respectively.

3.	Subsequent Events

On January 6, 2006, Ducommun acquired Miltec pursuant to a previously announced Agreement and Plan of Merger dated November 22, 2005. The assets acquired by Ducommun through the Agreement and Plan of Merger included Miltec’s fixed asset, receivables and other assets.